Exhibit 10.3
Private & Confidential
Dated: 10th November, 2006
COMMERZBANK AKTIENGESELLSCHAFT
Hamburg Branch
- and -
GRAND VENETICO INC.

LOAN AGREEMENT
for a secured floating interest rate
loan facility of up to US$18,000,000

(J18-181463/C)

(J18-181463/C)

THIS AGREEMENT is dated 10th day of November, 2006 made BETWEEN:
(1)	COMMERZBANK AKTIENGESELLSCHAFT, a bank incorporated under the laws of the Federal Republic of Germany, acting through its office at Ness 7-9, D-20457, Hamburg, Federal Republic of Germany, as lender (hereinafter called the “Bank”); and

(2)	GRAND VENETICO INC., a company incorporated in Marshall Islands having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors), as borrower (hereinafter called the “Borrower”)
AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Purpose This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of Eighteen million Dollars ($18,000,000) by way of one (1) advance, to be used for the purpose of financing part of the acquisition cost of the Vessel.

1.2	Definitions: In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties or, as the case may be, in this Clause and:

“Account Pledge Agreement” means an agreement to be made between the Borrower and the Bank for the creation of a pledge in favour of the Bank over the Earnings Account, in form satisfactory to the Bank;

“Advance” means each borrowing of a proportion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing;

“Approved Manager” means for the time being Stamford Navigation Inc., of Monrovia, Republic of Liberia having an office established in Greece (at 9 Krevata str., 185 38 Piraeus) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (as amended) or any other person appointed by the Borrower, with the prior written consent of the Bank, as the Approved Manager of the Vessel and includes its successors in title;

“Availability Period” means the period starting on the date hereof and ending on the 30th day of November, 2006 or such later date as the Bank may, in its absolute discretion, agree in writing or on such earlier date (if any), (i) on which the whole Commitment has been advanced by the Bank to the Borrower, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 9.2 or 12.1, 12.2 or any other Clause of this Agreement;

“Bank” means the Bank as specified in the beginning of this Agreement and includes its successors in title and transferees;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Athens, Frankfurt/Main and Hamburg and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;
(J18-181463/C)

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts (vii) obligations under any derivative instrument and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of paragraphs (i) to (vi) above;

“Borrower” means the Borrower as specified in the beginning of this Agreement;

“Charterparty” means in respect of the Vessel, a time charterparty entered or to be entered by the Owner thereof, as owner and a charterer acceptable to the Bank which Charterparty exceeds or is capable of exceeding twelve (12) months in duration and on terms and conditions in all respects acceptable to be Bank (and shall include any addenda thereto);

“Charterparty Assignment” means the assignment of any Charterparty executed or (as the context may require) to be executed by the Borrower in favour of the Bank and the acknowledgement of notice of the assignment in respect of such Charterparty to be given by the relevant charterer, in form satisfactory to the Bank;

“Commitment” means the amount which the Bank has agreed to lend to the Borrower under Clause 2.1 as reduced pursuant to any relevant term of this Agreement;

“Compulsory Acquisition” in relation to a Vessel means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Corporate Guarantor” means Stamford Navigation Inc., a company organised and existing under the laws of the Republic of Liberia and having its registered office at 80 Broad street, Monrovia, Liberia (and includes its successors), which shall give a Corporate Guarantee;

“Corporate Guarantee” means the guarantee given or, as the context may require, to be given by a Corporate Guarantor in form and substance satisfactory to the Bank as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollar” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank
(J18-181463/C)

Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

“Drawdown Date” means the day, being a Banking Day, on which the Commitment is or, as the context may require, shall be advanced to the Borrower;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1;

“Earnings” means all moneys whatsoever due or to become due to the Borrower at any time during the Security Period arising out of the use or operation of the Vessel including (but without prejudice to the generality of the foregoing) all freight, hire and passage moneys, compensation payable to the Borrower in event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel and any other earnings whatsoever due or to become due to the Borrower in respect of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings, provided that if and so long as the Vessel may be used for the purpose of any pooling arrangement or joint venture between the Borrower and any other person or persons (the terms of which pooling arrangement or joint venture shall be subject to the prior written approval of the Bank), the term “Earnings” shall be construed for the period during which the Vessel is used for such purpose as meaning that proportion of the net revenue from the relevant pooling or joint venture agreement or agreements as it attributed to the Vessel;

“Earnings Account” means the account opened or to be opened by the Borrower with the Bank to which (inter alia) all Earnings of its Vessel are to be paid in accordance with Clauses 8.7(f) and 11.5;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo thereon and/or the provision of goods and/ or services on or from the Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all material enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating-to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of Material of Environmental Concern from any Relevant Ship;

“Environmental Incident” means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision
(J18-181463/C)

between the Vessel and such other vessel or some other incident of navigation or operation, in either case, the Vessel, the Owner or the Approved Manager are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Owner or the Approved Manager are actually or allegedly at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America) applicable to the Vessel pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern;

“Event of Default” means any events or circumstances set out in Clause 9 or described as such in any other of the Security Documents;

“Excess Cash” means, in relation to each Excess Cash Calculation Period, the amount, calculated by the Bank in its sole discretion pursuant to clause 8.9, in respect of such Excess Cash Calculation Period, which is equal to (a) the aggregate Earnings of the Vessel, minus (b) the interest accrued and accruing on the Loan, minus (c) the Repayment Instalments due pursuant to clause 4.1, minus (d) the total voyage, operating and overhead expenses and costs incurred in relation to Vessel, in each case, in respect of such Excess Cash Calculation Period;

“Excess Cash Calculation Period” means each successive semi-annual period during the Security Period, the first commencing on the first Repayment Date up to the date when all moneys owing under this Agreement and the other Security Documents have been repaid in full;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues, towage, pilot costs and harbour dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower in accordance with the terms of any of the Security Documents;

(b)	the expenses referred to in Clause 10.2; and

(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Bank from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Bank);
“Final Maturity Date” means the earlier of (a) the next due date for the special survey of the Vessel and (b) 30th September, 2010;
(J18-181463/C)

“Flag State” in relation to the Vessel means Hong Kong or such other state or territory proposed in writing by the Borrower to the Bank and approved (at its sole discretion) by the Bank, as being the “Flag State” of the Vessel for the purposes of the Security Documents;

“General Assignment” means the first priority deed of general assignment of the Earnings, Insurances and any Requisition Compensation of the Vessel collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Bank, in form satisfactory to the Bank;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Borrower, the Corporate Guarantor and any other company whose ships are managed by the Approved Manager;

“Guarantees” means together the Corporate Guarantee and the Personal Guarantee and in the singular means any of them;

“Guarantors” means together the Corporate Guarantor and the Personal Guarantor and in the singular means any of them;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Owner thereof (whether in the sole name of such Owner, or in the joint names of such Owner and the Bank or otherwise) in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which is longer than three (3) months each day falling at three (3) months intervals during such longer Interest Period and the last day of such longer Interest Period;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;

“International Accounting Principles” means generally accepted international accounting principles, standards and practices;
(J18-181463/C)

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) and A. 913 (22) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention 1974 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“LIBOR” means, in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate BBA Interest Settlement Rate (as defined in the British Bankers’ Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the rate per annum (rounded upward if necessary to five decimal place) at which the Bank is able in accordance with its usual practices to obtain deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

“Loan” means the aggregate principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Bank under this Agreement at any relevant time;

“Major Casualty Amount” means five hundred thousand Dollars ($500,000) (or the equivalent in any other currency);

“Management Agreement” means each agreement made or to be made between the Owner and any Approved Manager providing (inter alia) for the Approved Manager to manage the Vessel owned by such Owner;

“Manager’s Undertaking” means an undertaking executed or (as the context may require) to be executed by the Approved Manager in favour of the Bank, such undertaking to be in form and substance as the Bank may approve or require as the same may from time to time be amended and/or supplemented;

“Mandatory Cost” means the cost imputed to the Bank of compliance with the mandatory liquid asset requirements and/or the banking supervision or other costs imposed by national and international laws and regulations;

“Margin” means one point thirty five per centum (1.35%) per annum;

“Market Value” in relation to a Vessel means the market value of the Vessel as determined in accordance with Clause 8.4(b) and (d);

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;
(J18-181463/C)

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means together the first priority Hong Kong ship mortgage on the Vessel and the Deed of Covenants supplemental thereto, both to be executed by the Borrower in favour of the Bank in form satisfactory to the Bank;

“Mortgagees’ Insurances” means all polices and contracts of mortgagees’ interest insurance (“MII”), mortgagees’ additional perils (oil pollution) insurance (“MAPI”) and any other insurance from time to time taken out by the Bank, as mortgagee, in relation to the Vessel;

“Operator” in relation to a Vessel means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Operating Expenses” in relation to a Vessel means the expenses for crewing, victualling, insuring, maintenance (including drydocking and special survey cost and expenses), spares, management and operation of the Vessel which are reasonably incurred for a vessel of the size and type of the Vessel;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing by the Borrower to the Bank, whether actually or contingently, presently or in the future under this Agreement and/or the other Security Documents;

“Owner” means the Borrower;

“Pledgors” means persons acceptable to the Bank who have executed or (as the context may require) shall execute the Shares Pledge Agreement;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Lien” in relation to a Vessel means any lien on the Vessel for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Major Casualty Amount;

“Personal Guarantee” means a guarantee given or, as the context may require, to be given by a Personal Guarantor in form and substance satisfactory to the Bank as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement;

“Personal Guarantor” means a person nominated by the Borrower and acceptable to the Bank which gave or, as the context may require, shall or may give a Personal Guarantee;

“Receiving Bank” means Commerzbank Aktiengesellschaft, New York branch, situated at New York, N.Y., U.S.A., or such other bank in New York as the Bank may notify to the Borrower;
(J18-181463/C)

“Registry” in relation to a Vessel means any registrar, commissioner or representative of the Flag State of the Vessel who is duly authorised and empowered to register the Vessel, the Owner’s title to the Vessel and the Mortgage under the laws of such Flag State through such Registry;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrower, the Approved Manager and the Corporate Guarantor;

“Relevant Ship” means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Date” means each of the up to seventeen (17) consecutive repayment dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrower to the Bank;

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrower to the Bank on a Repayment Date pursuant to Clause 4.1;

“Requisition Compensation” in relation to a Vessel means all sums of money or other compensation from time to time payable by reason of requisition of the Vessel otherwise than by requisition for hire;

“Security Documents” means this Agreement, the Account Pledge Agreement, the Mortgage, the Guarantees, the General Assignment, any Charterparty Assignment, the Shares Pledge Agreement, the Manager’s Undertaking and any and every other document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower to the Bank pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrower, the Guarantors, the Approved Manager and any other person (other than the Bank) who may at any time be a party to any of the Security Documents;

“Security Period” means the period commencing on the Drawdown Date and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Bank under this Agreement and the Security Documents has been repaid in full to the Bank;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive binding on the Borrower) which is at any relevant time one hundred twenty percent (120%) of the amount of the Loan;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is the aggregate of:
(a)	the Market Value of the Vessel as most recently determined in accordance with Clause 8.4(b) and (d); and
(J18-181463/C)

(b)	the market value of any additional security for the time being actually provided to the Bank pursuant to Clause 8.4(b) and (d);
“Seller” means Venetico Maritime S.A., of Marshall Islands;

“Shares Pledge Agreement” in relation to the Borrower means the pledge agreement to be executed by the relevant Pledgor(s) in favour of the Bank whereby such Pledgors shall pledge all the issued share capital of the Borrower, in form and substance satisfactory to the Bank as the same may from time to time be amended and/or supplemented;

“SMC” in relation to a Vessel means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and “Taxation” shall be construed accordingly;

“Total Loss” in relation to a Vessel means:
(a)	actual, constructive, compromised or arranged total loss of the Vessel; or

(b)	the Compulsory Acquisition of the Vessel; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Vessel be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty days after the occurrence thereof; and
“Vessel” means the motor vessel “VENETICO BREEZE” built in Italy by Fincantieri Margnera in 1990, lawfully registered under the laws and flag of Hong Kong in the Ships’ Register of the Port of Hong Kong and having Official No. HK-1076, IMO No. 8521189, Call Sign VRYV6, of 73,116 gross tonnage and 47,213 net tonnage, and which upon acquisition by the Borrower shall be re-registered under the laws and flag of Hong Kong with the name “GRAND VENETICO” and propelled by one oil internal combustion engine of 17,800 HP together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel.

1.3	Interpretation In this Agreement:
(a)	clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents
(J18-181463/C)

shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

(d)	where the context so admits, words in the singular include the plural and vice versa;

(e)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(f)	references to (or to any specified provisions of) this Agreement and all documents referred to in this Agreement shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;

(g)	reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;

(h)	reference to Clauses, Sub-Clauses and Schedules are to Clauses, Sub-Clauses and Schedules in this Agreement;

(i)	reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the sole discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be conclusive and binding on the Borrower;

(j)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

(k)	references to any person include such person’s assignees and successors in title;

(l)	reference to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

(m)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.
2.	THE LOAN

2.1	Commitment to Lend The Bank, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 and in each of the other Security Documents, agrees to lend to the Borrower by one (1) Advance and upon and subject to the terms of this Agreement, the principal sum of Eighteen million Dollars ($18,000,000).
(J18-181463/C)

2.2	Drawdown Notice and Commitment to Borrow Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt thereof by the Bank and, once given, shall, subject as provided in Clause 3.6, be irrevocable.

2.3	Number and Purpose of Advances Agreed The Commitment shall be advanced to the Borrower in one (1) Advance and shall be used for the purpose of set forth in Clause 1.1.

2.4	Disbursement Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in such Drawdown Notice, make the Commitment available to the Borrower.

2.5	Application of Proceeds Without prejudice to the Borrower’s obligations under Clause 8.7(a), the Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.6	Termination Date of the Commitment Any part of the Commitment undrawn and uncancelled at the end of the Availability Period relative thereto shall thereupon be automatically cancelled.

2.7	Evidence It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall be conclusive binding and full evidence on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.4(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default. Nevertheless, enforcement procedures or any other Court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statements or certificates of the Bank.

3.	INTEREST

3.1	Normal Interest Rate The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date and in case of any Interest Period longer than three (3) months, interest shall be payable quarterly in arrears and on the last day of such Interest Period. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin (ii) LIBOR for such Interest Period and (iii) Mandatory Cost, if any.

3.2	Selection of Interest Period The Borrower may by notice received by the Bank not later than 10 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of three (3) or six (6) or twelve (12) months (or such other period as may be requested by the Borrower and as the Bank, in its sole discretion, may agree to).

3.3	Duration of Interest Period Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrower pursuant to Clause 3.2 but so that:
(J18-181463/C)

(a)	the initial Interest Period in respect of the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

(b)	if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(c)	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrower provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3; and

(d)	if the Bank determines that funds for the duration of an Interest Period specified by the Borrower in accordance with Clause 3.2 are not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrower, may determine.
3.4	Default Interest If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Bank pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%), per annum, (ii) the Margin (iii) costs of funds to the Bank as conclusively determined by the Bank save for manifest error and (iv) Mandatory Cost, if any. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 9.2(b) of the Agreement. Interest payable by the Borrower as aforesaid shall be compounded semi-annually (or if the period fixed by the Bank is longer, at the end of such longer period) and shall be payable on demand.

3.5	Notification of Interest and Interest Rate The Bank shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determinations at its sole discretion. However, omission of the Bank to make such notification (without the application of the Borrower) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Bank except in case of willful misconduct.
(J18-181463/C)

3.6	Market disruption — Non Availability
(a)	If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive) (i) that adequate and fair means do not exist for ascertaining LIBOR in respect of Dollars during said Interest Period or (ii) that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts for any Interest Period or (iii) that by reason of circumstances affecting the London Interbank Market generally it is impracticable for the Bank to advance the Commitment (or any part thereof) or fund or continue to fund the Loan during any Interest Period or (iv) that LIBOR for that Interest Period will not adequately reflect the cost of funding of the Loan for that Interest Period, the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Bank.
3.7	During the period of ten (10) days after any Determination Notice has been given by the Bank under Clause 3.6(a) the Bank and the Borrower shall negotiate in good faith (but without incurring any legal obligations) with a view to arriving to an acceptable alternative basis (the “Substitute Basis”), for maintaining the Loan, failing which the Borrower shall promptly, on first demand or within the time limit which may be determined by the Bank, prepay the Loan together with accrued interest thereon to the date of prepayment (calculated at the rate or rates most lately applicable to the Loan) and all other sums payable by the Borrower under the Security Documents and the Commitment shall be reduced to zero. In such case the Borrower shall also reimburse to the Bank such amount as may be determined by the Bank to be necessary to compensate it for the increased cost (if any) of maintaining the Loan during the period of negotiation referred to in this Clause 3.6 until such prepayment. In case the Bank agrees to a Substitute Basis for funding the Loan the Bank shall certify such Substitute Basis to the Borrower. The Substitute Basis may (without limitation) include alternative interest period(s), alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrower that none of the circumstances specified in clause 3.6(a) continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4.	REPAYMENT — PREPAYMENT

4.1	Repayment

The Loan shall be repaid by the Borrower by up to seventeen (17) consecutive quarterly Repayment Instalments, one each to be repaid on each of the Repayment Dates so that the first be repaid on the date falling three (3) months after the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately proceeding Repayment Date with the last of such Repayment Instalments falling due for payment on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each Repayment Instalments, other than the last, shall be $625,000 (Six hundred twenty five thousand Dollars) each, and the amount of the last and final Repayment Instalment shall be equal to the balance of the Loan outstanding at the time;
(J18-181463/C)

provided always, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date (c) in the event that the Commitment is not drawn down in full, the amount of each of the Repayment Instalments shall be proportionally reduced and (d) on the Final Maturity Date the Borrower shall also pay to the Bank any and all other monies then payable and outstanding under this Agreement and the other Security Documents.

4.2	Voluntary Prepayment The Borrower shall have the right, upon giving the Bank not less than ten (10) Banking Days’ notice in writing, to prepay part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:
(a)	the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;

(b)	such prepayment may take place only on the last day of an Interest Period in respect of the Loan provided however, that if the Borrower shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrower will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.1;

(c)	each such prepayment shall be equal to $1,000,000 (One million Dollars) or a whole multiple thereof or the balance of the Loan, provided however, that if the balance of the Loan after such prepayment is to be less than $1,000,000 then the Borrower shall be obliged to repay the Loan in full;

(d)	any prepayment of less than the whole of the Loan will be applied towards payment of the outstanding Repayment Instalments in inverse order of their due dates of payment;

(e)	every notice of prepayment shall be effective only on actual receipt (including by fax) by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
4.3	Compulsory Prepayment in case of Total Loss or sale of the Vessel
(a)	On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which in the reasonable opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss on or after the Drawdown Date, the obligation of the Bank to advance the Commitment or any part thereof shall immediately cease and the Commitment shall be reduced to zero. The Borrower shall prepay the Loan without penalty, premium or prepayment fee, the latest on the date one hundred and eighty (180) days after that on which the incident which may result in the Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Bank pursuant to the Security Documents), together with accrued interest on the Loan to the date of
(J18-181463/C)

prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement and/or the Security Documents, including, without limitation, any amounts payable under Clause 10.

For the purpose of this Agreement a Total Loss shall be deemed to have occurred:
(i)	in the case of an actual total loss of a Vessel, at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

(ii)	in the case of a constructive total loss of the Vessel, at the date and time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Borrower to the insurers of the Vessel, at the date and time on which occurred the incident which may result, in the reasonable opinion of the Bank, in the Vessel being subsequently determined to be a Total Loss;

(iii)	in the case of a compromised or arranged total loss shall be deemed to have occurred on the date on which occurred the incident which may result, in the reasonable opinion of the Bank, in the Vessel being subsequently determined to be a Total Loss;

(iv)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(v)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the Borrower of the use of the Vessel for more than thirty days, upon the expiry of the period of thirty days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
(b)	Immediately upon the sale of the Vessel to a third party on terms of a sale at arms length terms with the prior written consent of the Bank the Borrower shall prepay to the Bank the Loan without penalty, premium or prepayment fee, together with accrued interest on the Loan to the date of prepayment and all other sums payable by the Borrower to the Bank pursuant to this Agreement and/or the Security Documents, including, without limitation, any amounts payable under Clause 10.
4.4	Amounts payable on prepayment Any prepayment of all or part of the Loan under this Agreement shall be made together with:
(a)	accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6(b) at a rate equal to the aggregate of (i) the Margin (ii) Mandatory Cost, if any and (iii) the cost to the Bank of funding the Loan);

(b)	any additional amount payable under Clause 5.3; and
(J18-181463/C)

(c)	all other sums payable by the Borrower to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.
5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1	Payments — No set-off or Counterclaims
(a)	The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:
(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Hamburg, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)	to the Receiving Bank for the account of the Bank, SWIFT Code: COBADEFF208, reference: “GRAND VENETICO INC., Ref. Account: 6251490 USD — Loan Agreement”, provided however, that the Bank shall have the right to change the place of account for payment, upon eight (8) Banking Days’ prior written notice to the Borrower.
(b)	If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrower may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Bank under this Agreement or the other Security Documents.
5.2	Payments on Banking Days All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment or payments due shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3	Grossing-up for Taxes If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the
(J18-181463/C)

payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

5.4	Loan Account All sums advanced by the Bank to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Bank in accordance with its usual practices in the name of the Borrower. The Bank may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a Mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such Mortgage.

5.5	Certificates Conclusive Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower.

5.6	Computation All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Borrower hereby represents and warrants to the Bank that:

Continuing representations and warranties
(a)	Due Incorporation/Valid Existence the Borrower and each of the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation as limited liability companies, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Security Documents;

(b)	Due Corporate Authority the Borrower has power to execute, deliver and perform its obligations under the Security Documents and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents, to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

(c)	Litigation no litigation, arbitration, tax claim or administrative proceeding involving a potential liability of the Borrower or any other Security Party in excess of $500,000 or equivalent thereof in any other currency is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or any other Security Party;
(J18-181463/C)

(d)	No conflict with other obligations the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

(e)	Financial Condition to the knowledge of the Directors/Officers of the Borrower, the financial condition of the Borrower and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank;

(f)	No Immunity neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company each of the Borrower and the Corporate Guarantor is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)	Licences/Authorisation every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower is aware;

(i)	Perfected Securities when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, in or over the assets and revenues intended to be covered, valid and enforceable against the Borrower, and the other Security Parties;

(j)	No Notarisation/Filing/Recording save for the registration of the Mortgage in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;
(J18-181463/C)

(k)	Validity and Binding effect the Security Documents constitute (or upon their execution — and in the case of the Mortgage upon its registration at the Registry — will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created; and

(l)	Valid Choice of Law the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the Security Documents valid and binding on the Borrower and any other Security Party which is or is to be a party thereto.
6.2	The Borrower hereby further represents and warrants to the Bank that:

Initial representations and warranties
(a)	Direct obligations — Pari Passu the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;

(b)	Information all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party and the Group to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the knowledge of the Directors/Officers of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with International Accounting Principles which have been consistently applied;

(c)	No Default no Default has occurred and is continuing;

(d)	No Taxes no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(e)	No Default under other Indebtedness to the knowledge of the Directors/Officers of the Borrower and the other Security Parties, neither the Borrower nor any other Security Party is in Default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel the Vessel on the Drawdown Date will be:
(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the Owner thereof who will on and after the Drawdown Date be the sole legal and beneficial owner of the Vessel;
(J18-181463/C)

(ii)	registered in the name of the Owner thereof through the Registry under the laws and flag of the Flag State relative thereto;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with highest class available with American Bureau of Shipping free of all overdue recommendations and qualifications of the classification society specified in the Mortgage;

(v)	insured in accordance with the provisions of this Agreement; and

(vi)	managed by the Approved Manager;
(g)	No Charter unless otherwise permitted in writing by the Bank, the Vessel will not on or before the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Bank under any of the Security Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the Vessel may be shared with any other person, save for the use of the Vessel for the purpose of any pooling arrangement (the terms of which pooling arrangement shall be subject to the prior written approval of the Bank);

(h)	No Encumbrances neither the Vessel, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances.

(i)	Compliance with Environmental Laws and Approvals except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
(i)	the Borrower has complied with the provisions of all Environmental Laws;

(ii)	the Borrower has obtained all Environmental Approvals and is in compliance with all such Environmental Approvals; and

(iii)	the Borrower has not received notice of any Environmental Claim that the Borrower is not in compliance with any Environmental Law or any Environmental Approval;
(j)	No Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Bank:
(i)	there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief, threatened against the Borrower or the Approved Manager or the Vessel; and

(ii)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel and or any other vessel owned by, managed or crewed by or chartered to the Borrower or, as the case may be, the Approved Manager which could give rise to an Environmental Claim;
(J18-181463/C)

(k)	Copies true and complete the copy of the Management Agreement delivered or to be delivered to the Bank pursuant to clause 7.1(h) are, or will when delivered be, true and complete copy of such document; such document will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(l)	DOC and SMC the Operator has obtained a DOC for itself and an SMC in respect of the Vessel;

(m)	ISPS Code each Owner has a valid and current ISSC in respect of its Vessel and the Vessel is in full compliance with the ISPS Code;

(n)	Validity all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents have been appropriately taken;

(o)	Money laundering — acting for own account the Borrower is the beneficiary within the meaning of section 8 of the German Money Laundering Act (“Gesetz gegen das Aufspüren von Gewinnen aus schweren Strafttaten” or Geldwäschegesetz”) for each part of the Loan made or to be made available to it and it will promptly inform the Bank by written notice if it is not, or ceases to be, the beneficiary and notify the Bank in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, they have an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).
6.3	Representations Correct At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower to the Bank are true and accurate;

6.4	Repetition of Representations and Warranties The representations and warranties in this Clause 6 shall be deemed to be repeated by the Borrower on the Drawdown Date and on each Interest Payment Date throughout the Security Period.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement The Borrower shall provide the Bank prior to the execution of this Agreement the following documents and evidence in form and substance satisfactory to the Bank:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;
(J18-181463/C)

(b)	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

(c)	minutes of separate meetings of the directors and shareholders of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(d)	the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents, the Management Agreement and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(e)	evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;

(f)	evidence that the arrangement fee and the commitment commission due under Clause 10.8 have been paid in full;

(g)	any other documents or recent certificates or other evidence which would be required by the Bank in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and to be in good standing; and

(h)	a certified true and complete copy of the Management Agreement.
7.2	Conditions precedent to the advance of the Commitment The obligation of the Bank to advance the Commitment or any part thereof is subject to the further condition that the Bank on or before the Drawdown Date shall have received the following documents or evidence:
(a)	each of the Security Documents (as set out in Clause 11.1) duly executed and where appropriate duly registered with the Registry; and

(b)	evidence that, prior to or simultaneously with the drawdown of the Commitment, the Vessel is duly registered in the ownership of the Owner thereof through the Registry and under the laws and flag of the Flag State free from any Encumbrances save for Permitted Encumbrances;

(c)	evidence in form and substance satisfactory to the Bank that the Vessel has been insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents (including Mortgagee’s Interest Insurance (“MII”) and Mortgagee’s Interest Additional Perils (Pollution) Insurance (“MAPI”), each under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank but for an amount of, in the case of MII, 110% and, in the case of MAPI, 110% of the amount of the Loan) together with an opinion from insurance consultants (appointed by the Bank) as to the adequacy of the insurances effected or to be effected in respect of the Vessel ;
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(d)	all necessary confirmations by insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Bank in its sole discretion;

(e)	evidence that the Vessel is classed with highest class available with classification society specified in the Mortgage, or to a similar standard with another classification society of like standing, member of IACS and to be specifically approved by the Bank, at its reasonable opinion, and remains free from any requirements or recommendations;

(f)	evidence that the trading certificates of the Vessel are valid and in force;

(g)	the Drawdown Notice duly executed and issued;

(h)	valuation of the Vessel, at the Borrower’s expense, based on a valuation of the Vessel carried out under Clause 8.4(b) and (d), in form and substance satisfactory to the Bank in its sole discretion;

(i)	a condition survey report satisfactory to the Bank prepared at Borrower’s expense by surveyors nominated by the Bank either prior to the Drawdown Date or, at the Bank’s discretion, at the first convenient port after the Drawdown Date;

(j)	true and complete copies of the DOC for the Operator and the SMC for the Vessel issued or, as the case may be, to be issued pursuant to the ISM Code;

(k)	true and complete copy of the ISSC issued pursuant to the ISPS Code;

(l)	evidence that any prior registration of the Vessel in the name of the Seller has been cancelled and that no Encumbrances are registered against the Vessel on such register;

(m)	evidence to the full satisfaction of the Bank, proving the Seller’s title to the Vessel free of any Encumbrances, debts or claims of any nature whatsoever;

(n)	duly certified copies of corporate documentation of the Seller — comparable at the discretion of the Bank to that provided in Clause 7.1 — proving the due incorporation and existence of the Seller and the due authorisation of the sale of the Vessel and the execution of all documents required in connection therewith;

(o)	duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Vessel as well as of all other Seller’s documents;

(p)	due authorisation in form and substance satisfactory to the Bank authorising the Bank to have access and/or obtain any copies of class records or other information at its discretion from the classification society of the Vessel specified in the Mortgage, provided however, that the Bank shall not exercise such right unless and until an Event of Default has occurred; and

(q)	evidence that the Earnings Account has been duly opened and all mandate forms, signature cards and authorities have been duly delivered to the Bank.
7.3	No change of circumstances The obligation of the Bank to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:
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(a)	the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	no Default shall have occurred and be continuing or would result from the drawdown; and

(c)	the Bank shall be satisfied that there has been no change in the ownership, management, operations and/or adverse change in the financial condition of any Security Party which (change) might, in the sole opinion of the Bank, be detrimental to the interests of the Bank.
7.4	General Conditions The obligation of the Bank to advance the Commitment or any part thereof is subject to the further condition that the Bank, prior to or simultaneously with the drawdown, shall have received:
(a)	opinions from lawyers appointed by the Bank as to all the matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may reasonably require;

(b)	confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and

(c)	an undertaking of the Borrower that it shall execute a receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrower and/or any other Security Party to the effect that the Commitment or the relevant part thereof (as the case may be) was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct.
7.5	Waiver of conditions precedent The conditions specified in this Clause 7 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

7.6	Further conditions precedent or subsequent

Not later than five (5) Banking Days prior to the Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrower shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of Clauses 6, 7, 8 and 9.

8.	COVENANTS

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:

8.1	Information Covenants
(a)	Annual financial Statements prepare and furnish the Bank, in form and substance satisfactory to the Bank, with (i) annual, audited (by auditors acceptable to the Bank) financial statements (including balance sheet and
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profit and loss accounts) of (aa) the Borrower and (bb) the Group as soon as practicable but not later than 180 days after the end of the financial year concerned, prepared in accordance with International Accounting Principles and audited combined or consolidated financial statements or information in respect of the Group and (ii) quarterly combined financial statements of the Borrower within 90 days from the end of each fiscal semester;

(b)	Financial Information provide the Bank annually and from time to time as the Bank may reasonably request and in form and substance satisfactory to the Bank with information on the financial conditions, cash flow position, commitments and operations of the Borrower, the other corporate Security Parties and the Group, including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company as to their correctness; and

(c)	Information on adverse change or Default promptly inform the Bank of any occurrence which came to the knowledge of the Borrower which might adversely affect the ability of the Borrower or any other Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing.

(d)	Know your customer and money laundering compliance provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank’s own internal guidelines applicable from time to time to identify the Borrowers and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.
8.2	No Further Financial Exposure

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower, without the prior written consent of the Bank, which shall not be unreasonably withheld, it will;
(a)	No further Indebtedness not incur further Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement;

(b)	No Loans not make any loans or advances to, or any investments or pay any interest thereon, in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee directly or through the Approved Manager;

(c)	No Dividends upon the happening of an Event of Default which is continuing, not declare or pay any dividends or other distributions to any of its shareholders; and

(d)	No Payments except pursuant to this Agreement and the other Security Documents (or as expressly permitted by the same), not pay out any funds to
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any company or person except in connection with the administration of the Borrower, the operation, maintenance and/or repair of the Vessel.
8.3	Maintenance of Business and legal Structure

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:
(a)	Maintenance of Business Structure not change the nature, organisation and conduct of its business as owner of the Vessel or carry on any business other than the business carried on by it at the date hereof;

(b)	Maintenance of Legal Structure ensure that none of the documents defining the constitution of the Borrower shall be altered in any manner whatsoever without the prior written consent of the Bank (such consent not to be unreasonably withheld);

(c)	Control ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein or of the Vessel without the prior written consent of the Bank;

(d)	No merger enter into any form of merger or demerger or amalgamation or any form of reconstruction, reorganization or consolidation without the Bank’s prior written consent;

(e)	Subsidiaries not form or acquire any Subsidiaries; and

(f)	Share capital and distribution not purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders;
8.4	Pari passu/Value of Security

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:
(a)	Pari passu ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.4 at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b)	Valuation of a Vessel at any time after the first anniversary thereof (once per year) that the Bank might consider to be (at the sole discretion of the Bank) necessary or useful and at the expense of the Borrower, have the Vessel valued in Dollars, without, unless required by the Bank, physical inspection and on the basis of sale for prompt delivery and free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer without taking into account the benefit of any charterparty or other engagement concerning the Vessel (“the basis of valuation”), by one (1) of the following independent major shipbrokers: Fearnlays, Clarkson, Barry Rogliano, Salles and Platou, appointed as set out in Clause 8.4(d), provided however that the Bank shall be entitled to have the Vessel valued on
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the basis of valuation at any time that the Bank might consider to be (at the sole discretion of the Bank) necessary or useful but at the expense of the Bank;

(c)	Vessel’s Value to Debt Ratio-Additional Security ensure and procure that the Security Value shall be in excess of the Security Requirement and if at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall either:
(i)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(ii)	within thirty (30) days of the date of receipt by the Borrower of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:
aa)	additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall with the Bank and in an account and manner to be determined by the Bank; and/or

bb)	any other security acceptable to the Bank to be provided in a manner determined by the Bank;
(the provisions of Clause 4.2, 4.3 and 4.4 shall apply to prepayments made under Clause 8.4(c)(i));

(d)	Valuation binding the value of the Vessel shall be determined for the purpose of Clause 8.4(c) as provided in Clause 8.4(b) by one (1) first class independent firm of internationally known shipbrokers appointed by the Bank, such valuation to be made without, unless required by the Bank, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel. The value of the Vessel shall be determined for the purpose of this Clause 8.4 as provided hereinabove and shall be notified by the Bank to the Borrower and such valuation shall constitute the value of the Vessel for the purposes of this Clause 8.4 and shall be binding upon the parties hereto until such time as any further such valuations shall be obtained; all costs in connection with such valuations and any valuation of any additional security provided pursuant to Clause 8.4(c) shall be borne by the Borrower;

(e)	Valuation of additional security for the purpose of this Clause 8.4, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto provided always that if the additional security is in the form of a collateral vessel such collateral vessel shall be valued in accordance with the provisions of Clause 8.4(b) or if the
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additional security is in form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis; and

(f)	Documents and evidence in connection with any additional security provided in accordance with this Clause 8.4, the Bank shall be entitled to receive such evidence and documents as may in the Bank’s reasonable opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.
8.5	Maintenance of Assets

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:
(a)	No Transfer of Assets not convey, assign, transfer, sell or otherwise dispose of or deal with any of their real or personal property, assets or rights, whether present or future, without the prior written consent of the Bank; and

(b)	No Encumbrance of Assets not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered (other than Permitted Encumbrances) without the prior written consent of the Bank; and
8.6	Covenants Concerning the Vessel

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:
(a)	Ownership/Management/Control ensure that the Vessel is registered on the Drawdown Date under the laws and flag of the Flag State relative thereto and thereafter maintain her present ownership, management, control and beneficial ownership;

(b)	Class ensure that the Vessel will maintain highest available class free of recommendations, notations or average damage affecting class and provide the Bank on demand with copies of all class and trading certificates of the Vessel;

(c)	Insurances ensure that all Insurances of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the Mortgage and in case of failure to maintain the Vessel so insured authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such Insurances on behalf of the Owner thereof (and in case that the Vessel remains in port for an extended period to effect port risks insurances at the cost of the Borrower which, if paid by the Bank, shall be Expenses);

(d)	Transfer/Encumbrances not without the prior written consent of the Bank sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance (other than Permitted Encumbrances) over the Vessel (or any share or interest therein) other than Encumbrances created or to be created pursuant to the Security Documents;

(e)	Not imperil Flag, Ownership, Insurances ensure that the Vessel is maintained and trades in conformity with the laws of the Flag State relative thereto, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done
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which could endanger the flag of the Vessel or its unencumbered (other than Permitted Encumbrances) ownership or its Insurances;

(f)	Mortgage Covenants always comply with all the covenants provided for in the Mortgage;

(g)	Charter not enter into or agree to enter into a charterparty contract of affreightment, agreement or related document in respect of the employment of its Vessel,
(i)	on demise charter for any period; or

(ii)	(without the prior written consent of the Bank) (aa) by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or (bb) on terms whereby more than two months’ hire (or the equivalent) is payable in advance; or (cc) below the market rate prevailing at the time when the Vessel is fixed, provided however that the consent of the Bank shall be deemed granted if it does not respond within three (3) Banking Days from the Borrower’s request for consent;
(h)	Assignment of Earnings assign or agree to assign otherwise than to the Bank the Earnings of the Vessel or any part thereof; and

(i)	Compliance with Environmental Laws comply with, and procure that all Environmental Affiliates of the Borrower comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrower obtain and comply with, all Environmental Approvals applicable to and relating to the Vessel, her operation or management and the business of the Borrower from time to time and notify the Bank forthwith:
(i)	upon any Environmental Claim being or made against the Borrower, the Approved Manager or otherwise in connection with the Vessel for an amount or amounts in aggregate exceeding $500,000 or equivalent thereof in any other currency;

(ii)	any Environmental Incident (for which the aggregate of the Environmental Claims being or made in respect thereto exceeds five hundred thousand Dollars ($500,000) or equivalent thereof in any other currency, occurring and

(iii)	upon becoming aware of any Environmental Incident occurring, and keep the Bank promptly advised, in writing on such regular basis and in such detail as the Bank shall require, of the Borrower’s response to such Environmental Claim or Environmental Incident and on such regular basis and in such detail as the Bank shall require;
8.7	Observance of Covenants- Validity of Securities — Taxes-

The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrower will:
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(a)	Use of the Loan use the Loan exclusively for the purpose specified in this Agreement;

(b)	Compliance with Covenants duly and punctually perform each of the obligations expressed to be assumed by it under this Agreement and the other Security Documents;

(c)	Payment on Demand pay to the Bank on demand any sum of money which is payable by the Borrower to the Bank under this Agreement, but in respect of which it is not specified in any other Clause when it is due and payable; and

(d)	Evidence of Compliance upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and the other Security Document;

(e)	Validity ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(f)	Earnings ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of the Vessel shall be paid to the Earnings Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the Earnings Account in accordance with the provisions hereof and of the relevant Security Documents;

(g)	Taxes pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(h)	Additional Documents from time to time and within ten (10) days after the Bank’s request execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the reasonable discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Bank’s consent) have not been fulfilled prior to the drawdown of the Commitment, such conditions shall be complied with within fourteen (14) days of drawdown of the Commitment (unless the Bank agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

(i)	Covenants for the Security Parties Ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1 to 8.8 which are applicable to them mutatis mutandis.
8.8	Compliance with ISM Code and ISPS Code The Borrower hereby undertakes with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, it will:
(a)	procure that the Approved Manager and any Operator:
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(i)	will comply with and ensure that the Vessel and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Bank if there is any threatened or actual withdrawal of the Owner’s, the Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessel owned by such Owner; and
(b)	promptly inform the Bank upon the issue to the Owner, the Approved Manager or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Owner, the Approved Manager or any Operator of notification that its application for the same has been realised; and

(c)	maintain at all times a valid and current ISSC in respect of the Vessel, (ii) immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel and (iii) procure that the Vessel will comply at all times with the ISPS Code.
8.9	Excess Cash
(a)	Calculation The Bank shall, in relation to each Excess Cash Calculation Period, calculate the Excess Cash for such Excess Cash Calculation Period and, if such Excess Cash is a positive figure, notify the Borrower thereof and of the amount of such Excess Cash.

(b)	Application Immediately after each such notification of Excess Cash to the Borrower in respect of an Excess Cash Calculation Period, the Borrower shall pre-pay such part of the Loan as is equal to one hundred per cent (100%) of the amount of the Excess Cash for such Excess Cash Calculation Period. Any amount of Excess Cash prepaid as aforesaid shall be applied towards payment of the outstanding Repayment Instalments in inverse order of their due dates of payment.
9.	EVENTS OF DEFAULT

9.1	There shall be an Event of Default if:
(a)	Non-payment any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

(b)	Breach of Insurance and certain other obligations the Borrower fails to obtain and/or maintain the Insurances (in accordance with the requirements of the Security Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clauses 8.2, 8.3, 8.4 and 8.5; or

(c)	Breach of other obligations any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in Clauses l0.l(a) and 10.1 (b) above) and, in respect of any such breach or
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omission which in the opinion of the Bank is capable of remedy, such action as the Bank may, at its sole discretion of the Bank, require shall not have been taken within fifteen (15) days of the Bank notifying the relevant Security Party of such default and of such required action; or

(d)	Misrepresentation any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

(e)	Cross-default any Indebtedness (relating to an amount over $500,000 or equivalent thereof in any other currency) of any Security Party is not paid when due or any Indebtedness (relating to an amount over $500,000 or equivalent thereof in any other currency) of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party ability to pay its debts as they fall due, or any guarantee given by any Security Party in respect of Indebtedness (relating to an amount over $500,000 or equivalent thereof in any other currency) is not honoured when due and called upon; or

(f)	Legal process any judgment or order made or commenced in good faith by a person against any Security Party relating to an amount over $500,000 or equivalent thereof in any other currency is not stayed or complied with within thirty (30) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonefide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

(g)	Insolvency any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)	Reduction or loss of capital a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)	Winding up any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)	Administration any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Bank, at its reasonable discretion, believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or
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(k)	Appointment of receivers and managers any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

(l)	Compositions any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors, provided however than if the Borrower is able to provide such evidence as is satisfactory in all respects to the Bank that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)	Analogous proceedings there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses l0.l(f) to (1) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)	Seizure all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(p)	Invalidity any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party’ which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)	Unlawfulness it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

(r)	Repudiation any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing repudiation of any of the Security Documents; or

(s)	Encumbrances enforceable any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

(t)	Material adverse change there occurs, in the reasonable opinion of the Bank, a material adverse change in the financial condition of any Security Party as described by the Security Parties to the Bank in the negotiation of this Agreement; or
(J18-181463/C)

(u)	Arrest the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner and such Owner shall fail to procure the release of its Vessel within a period of thirty (30) days thereafter; or

(v)	Registration the registration of the Vessel under the laws and flag of the Flag State relative thereto is cancelled or terminated without the prior written consent of the Bank;

(w)	Environment the Owner fails to comply with any Environmental Law or any Environmental Approval or the Owner and/or any of its Environmental Affiliates or the Vessel is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Bank, reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party or on the security constituted by any of the Security Documents; or

(x)	P&I the Owner or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel owned by it is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdiction where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(y)	Ownership there is any change in the legal and/or beneficial ownership in the Owner unless such change results in the legal and/or beneficial ownership remaining within the same persons as advised to the Bank; or

(z)	Total Loss the Vessel becomes a Total Loss or suffers damage or is involved in an incident which in the reasonable opinion of the Bank may result in the Vessel being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Bank under the General Assignment within a period of one hundred eighty (180) days from the date on which the incident which may result in the Vessel being subsequently determined to be a Total Loss occurred; or

(aa)	Change of Management the Vessel ceases to be managed by an Approved Manager (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Bank and the Owner thereof fails to appoint an Approved Manager prior to the termination of the Management Agreement with the previous Approved Manager; or

(bb)	ISM Code (without prejudice to the generality of sub-Clause 10.1(c)) for any reason whatsoever the provisions of Clause 8.10 are not complied with and/or the Vessel ceases to comply with the ISM Code; or

(cc)	ISPS Code (without prejudice to the generality of sub-Clause 10.1(c)) for any reason whatsoever the provisions of Clause 8.11 are not complied with and/or the Vessel ceases to comply with the ISPS Code; or

(dd)	Material events any other event occurs or circumstance arises which, in the opinion of the Bank is likely materially and adversely to affect either:
(J18-181463/C)

(i)	the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents; or

(ii)	the security created by any of the Security Documents; or
(ee)	Shareholdings without the prior written consent of the Bank there is any change in the legal and beneficial shareholding of any of the Security Parties from that evidenced to the Bank prior to the date of this Agreement; or

(ff)	Personal Guarantee death or any legal disability or incapacity of the Personal Guarantor occurs (unless a substitute Personal Guarantor is nominated by the Borrower and accepted by the Bank within 90 days from the date of such death or legal disability or incapacity of the Personal Guarantor) or any steps are taken or legal proceedings initiated for the Personal Guarantor to be adjudicated or found bankrupt or any event analogous thereto occurs in relation to the Personal Guarantor in any Relevant Jurisdiction.
9.2	Consequences of Default The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:
(a)	by notice to the Borrower declare that the obligation of the Bank to make the Commitment or the relevant part thereof (as the case may be) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)	by notice to the Borrower declare that the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by the Borrower; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise);
9.3	Insolvency Events of Default If an event occurs in respect of the Borrower or the other Security Parties of the type described in Clause 9.1(g), (i), (j), (k), (l), (o) (except (i) in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and the Borrower or the relevant Security Party is defending itself in bona fide proceedings and (ii) in the case that such events mentioned in Clause 9.1 relate to only a part of the undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of the Borrower or the relevant Security Party to perform its respective obligations under this Agreement and/or the other Security Documents) the obligation of the Bank to make the Commitment or the relevant part thereof (as the case may be) available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under sub-clause 9.2(b) above shall become immediately due and payable
(J18-181463/C)

without any notice or other formality which is hereby expressly waived by the Borrower.

9.4	Multiple notices; action without notice The Bank may serve notices under Clause 9.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices.

9.5	Demand basis If, pursuant to Clause 9.2(b), the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.6	Proof of Default It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

9.7	Exclusion of Bank’s liability Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrower or another Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES — EXPENSES — FEES

10.1	Indemnity The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify as sustained or incurred as a consequence of:
(a)	any default in payment by any of the Security Parties of any sum under any of the Security Documents when due; or

(b)	the occurrence of any Event of Default; or

(c)	any prepayment of the Loan or part thereof being made under Clauses 4.3, 8.4(c) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or
(J18-181463/C)

(d)	the Commitment not being advanced for any reason (excluding any default by the Bank) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

10.2	Expenses The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Bank on demand:
(a)	Initial and Amendment expenses all reasonable expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.4(c), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)	Mortgagees’ Insurances’ costs reimburse the Bank on demand for any and all costs (including but not limited to the German Insurance Tax (currently 16%)) incurred by the Bank (as conclusively certified by the Bank) in effecting and keeping effected a (a) a MII which the Bank may at any time effect for an amount of 110% of the Loan under the Bank’s wording or upon such terms as shall from time to time be determined by the Bank and (b) a MAPI, which the Bank may at any time effect for an amount of 110% of the Loan and upon such terms as shall from time to time be determined by the Bank, provided however, that the Bank shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI the insurance brokers in respect of each such Insurance; and

(d)	Other expenses any and all other Expenses;
All expenses payable pursuant to this Clause 10.2 shall be paid together with Value Added Tax (if any) thereon.

10.3	Stamp duty The Borrower shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges.

10.4	Environmental Indemnity The Borrower shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at
(J18-181463/C)

any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.

10.5	Currencies If any sum due from the Borrower under any of the Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be, or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

10.6	Maintenance of the Indemnities The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.

10.7	Communications Indemnity It is hereby agreed in connection with communications that:
(a)	Express authority is hereby given by the Borrower to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile, telex, cable or by email, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.

(b)	The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the telex and fax numbers mentioned in Clause 15.1 or any other telex usually used by it or its managing company.

(c)	The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promises and recognises that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.
(J18-181463/C)

(d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile, telex), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower, save in case of Bank’s gross misconduct.

(e)	The risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Bank will be indemnified in full pursuant to this Clause save in case of Bank’s gross misconduct, save for the Bank’s gross negligence and wilful misconduct

(f)	The Bank shall have the right to ask the Borrower to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrower or by any of its authorised representative(s).

(g)	It is undertaken by the Borrower to safeguard the function and the security of the electronic and mechanical appliance(s) such as telex(es), fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code world list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrower to comply with the obligations under this Clause and/or this Agreement.
10.8	Fees — Commitment Commission
(a)	Arrangement Fee The Borrower shall pay to the Bank on the date hereof, an arrangement fee at the rate of 0.40% on the amount of Commitment.

(b)	Commitment Commission The Borrower shall pay to the Bank commitment commission for the account of the Bank computed from 7th April, 2006 until the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period (the “Commitment Commission Period”), at the rate of 0.35% per annum on the daily undrawn and uncancelled amount of the Commitment and being payable quarterly in arrears and on the last day of the Commitment Commission Period.
The fees and commitment commission referred to in this Clause 10.8 shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced.

11.	SECURITY, APPLICATION, SET-OFF AND EARNINGS ACCOUNT

11.1	Securities As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists, on the Drawdown Date, of:
(J18-181463/C)

(a)	the Mortgage duly registered over the Vessel through the Registry;

(b)	any Charterparty Assignment;

(c)	the General Assignment;

(d)	the Guarantees;

(e)	upon the Bank’s request, the Shares Pledge Agreement;

(f)	the Account Pledge Agreement; and

(g)	the Manager’s Undertaking.
11.2	Maintenance of Securities It is hereby undertaken by the Borrower that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

11.3	Application of funds All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Bank in the following manner:
(a)	Firstly in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement and the other Security Documents or any of them at the time of application;

(b)	Secondly in or towards payment of any default interest;

(c)	Thirdly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

(d)	Fourthly in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;

(e)	Fifthly in or towards repayment of the Loan whether the same is due and payable or not; and

(f)	Sixthly the surplus (if any) shall be paid to the Borrower or to whomsoever else shall be entitled to receive such surplus.
11.4	Set off
(a)	Express authority is hereby given by the Borrower to the Bank without prejudice to any of the rights of the Bank at law, contractually or otherwise, at any time after a Default has occurred and without notice to the Borrower:
(i)	to apply any credit balance standing upon any account of the Borrower with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrower under this Agreement and/or any of the other Security Documents;

(ii)	in the name of the Borrower and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and
(J18-181463/C)

(iii)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Bank.
(b)	For all or any of the above purposes authority is hereby given to the Bank to purchase with the monies standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.
11.5	Earnings Account
(a)	The Borrower undertakes with the Bank that it will procure that all moneys payable to it in respect of the Earnings of the Vessel shall, unless and until the Bank directs to the contrary pursuant to the General Assignment, be paid to the Earnings Account free of Encumbrances. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) no monies shall be withdrawn from any Earnings Account save as hereinafter provided:
(i)	first: in payment of any and all sums whatsoever due and payable to the Bank hereunder (such sums to be paid in such order as the Bank may in its sole discretion elect);

(ii)	second: in payment of the Operating Expenses of the Vessel; and

(iii)	third: any credit balance shall be available to the Borrower to be used for any purpose not inconsistent with the Borrower’s other obligations under this Agreement;
(b)	Any amounts for the time being standing to the credit of the Earnings Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Earnings Account.

(c)	Nothing contained herein shall be deemed to affect the absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a waiver or postponement thereof.

(d)	Following the occurrence of an Event of Default which is continuing, the Borrower hereby irrevocably authorizes the Bank to make from the Earnings Account any and all above payments and repayments as and when the same fall due or at any time thereafter.

(e)	The Borrower will comply with any written requirement of the Bank from time to time as to the location or re-location of the Earnings Account.

(f)	The Borrower hereby covenants with the Bank that the Earnings Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Earnings Account other than Permitted Encumbrances or otherwise permitted under this Agreement.

(g)	The Earnings Account shall be operated in accordance with the Bank’s usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrower).
(J18-181463/C)

(h)	The Borrower hereby warrants that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Earnings Account.

(i)	After the occurrence of an Event of Default which is continuing the balance (if any) including any accrued interest standing to the credit of the Earnings Account shall be applied in accordance with the provisions of Clause 11.3.

(j)	Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Earnings Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.
12.	UNLAWFULNESS, INCREASED COSTS

12.1	Unlawfulness If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Bank to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Change of circumstances If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Bank to maintain or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Bank pursuant to the terms of the notice.

12.3	Increased Cost If, as a result of (a) any change in or in the interpretation of any law, regulation or official directive (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies), by any governmental authority in any country the laws or regulations of which are applicable on the Bank, or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) or (c) any other set of circumstances affecting the Bank including (without limitation) those relating to Taxation, stock or capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements (except to the extent included in the Mandatory Cost) which affects the manner in which the Bank allocates capital resources to its obligations hereunder or those resulting from the implementation of any amendment of the “1988 Basle convergence agreement” or any amendatory or substitute agreement thereof:
(a)	the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)	subject the Bank to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Bank) in respect of any payments to
(J18-181463/C)

the Bank under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)	the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Document is reduced; and/or

(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)	require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.6) the Borrower shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

12.4	Claim for increased cost The Bank will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Bank under this Clause 12.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the Borrower under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5	Option to prepay If any additional amounts are required to be paid by the Borrower to the Bank by virtue of Clause 12.3, the Borrower shall be entitled, on giving the Bank not less than five (5) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness on the fifth (5th) day from the date of receipt of such notice by the Bank. Any such notice, once given, shall be irrevocable.

12.6	Exception Nothing in Clause 12.3 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 in addition to any payments made under Clause 5.3.

13.	ASSIGNMENT, PARTICIPATION, LENDING OFFICE

13.1	Binding Effect This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and permitted assigns.

13.2	No Assignment by the Borrower The Borrower and any other Security Parties may not assign or transfer any of its rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.
(J18-181463/C)

13.3	Assignment by the Bank The Bank may at any time (with the Borrower’s consent, such consent not to be unreasonably withheld and the request for which shall be promptly responded to) assign, transfer, or offer participation to any other bank or financial institution, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents. Any cost of such assignment or transfer or granting participation shall be for the account of the Borrower.

13.4	Documentation If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13 the Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrower shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise.

13.5	Disclosure of information The Bank may disclose (on a confidential basis) to a prospective assignee, substitute or transferee who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower and the other Security Parties as the Bank shall consider appropriate.

13.6	Change of Lending Office The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word “Bank” in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.

14.	MISCELLANEOUS

14.1	Cumulative Remedies The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.

14.2	Waivers No failure, delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the
(J18-181463/C)

terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

14.3	Integration of Terms This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the commitment letter dated 7th April, 2006 (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

14.4	Amendments This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

14.5	Invalidity of Terms In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment or of the relevant part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Bank of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

14.6	Inconsistency of Terms In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.

14.7	Language and genuineness of documents
(a)	Language All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the English language (or such other language as the Bank shall agree) or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

(b)	Certification of documents Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or otherwise as it will be acceptable to the Bank at the sole discretion of the Bank.

(c)	Certification of signature Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.
(J18-181463/C)

14.8	Further assurances The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

14.9	Conflicts In the event of any conflict between this Agreement and any of the other Security Documents, and the provisions of this Agreement shall prevail.

14.10	Third Party rights No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

15.	NOTICES AND OTHER MATTERS

15.1	Notices Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall.
(a)	be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.7 by telex or fax;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a telex, at the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the communication, in the case of fax, at the time of dispatch as per transmission report (provided in either case that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:
(i)	if to be sent to any Security Party, to:

c/o Stamford Navigation Inc., 9 Krevata str. 185 38 Piraeus, Greece Fax No.: +30 210 4291108 Attention: Mr. Michael Zolotas

(ii)	in the case of the Bank at:

COMMERZBANK AKTIENGESELLSCHAFT, Global Shipping, Ness 7-9, D-20457, Hamburg, Federal Republic of Germany Fax No. : (+0049) 40 3683-4068 Attention: Mr. Claas Ringleben
(interest rate fixing and payment matters to be addressed attention Mr. Dennis Bothur, Fax. no. +49 40 3683 2049)
(J18-181463/C)

or to such other person, address, telex or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, telex or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
15.2	Process Agent Mrs. Anna Zolota, presently c/o Stamford Navigation Inc., 9 Krevata str., 185 38 Piraeus, Greece, is hereby appointed by the Borrower as agent to accept service (hereinafter “Process Agent”) upon whom any judicial or extrajudicial process in Greece may be served (including but without limitation any documents initiating legal proceedings in Greece) and any notice, request, demand payment order, announcement of claim, any enforcement process in Greece or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code. In case, however, that such Process Agent is found at any other address, the Bank shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

15.3	Confidentiality
(a)	Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)	The Borrower acknowledges and accepts that the Bank may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)	The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Bank’s rights or for any other purpose for which in the opinion of the Bank, such disclosure would be useful or appropriate for the interests of the Bank or otherwise and the Borrower expressly authorises any such disclosure and delivery.

(d)	The Borrower acknowledges and accepts that the Bank may be prohibited to disclosing information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.
(J18-181463/C)

16.	APPLICABLE LAW AND JURISDICTION

16.1	Law This Agreement shall be governed by and construed in accordance with English Law.

16.2	Submission to Jurisdiction
(a)	For the exclusive benefit of the Bank, the Borrower agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrower or any of its assets may be brought in the English Courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Cheeswrights (attention: Mr. Nigel P. Ready) at their office for the time being at 29th Floor One Canada Square, Canary Wharf, London E14 5DV, England, or their successors to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings and irrevocably undertakes to maintain such an agent in England acceptable to the Bank, provided however, that the Borrower further agrees that in the event that (i) Messrs. Cheeswrights (or any other agent appointed by the Borrower in substitution of Messrs. Cheeswrights and acceptable to the Bank) close or fail to maintain a business presence in England, or (ii) the Bank, in its sole discretion, shall determine that service of process on the said agents is not feasible or may be insufficient under the Laws of England, then any summons, writ or other legal process issued against the Borrower in England may be served upon Messrs. The Law Debenture Corporate Services Limited, currently located at Fifth Floor, 100 Wood Street, London EC2V 7EX, England (hereinafter called the “Process Agent for English Proceedings”), or their successors, who are hereby authorised to accept such service, which shall be deemed to be good service on the Borrower, and the Borrower hereby further agrees that in the event that (aa) Messrs. The Law Debenture Corporate Services Limited close or fail to maintain a business presence in England, or (bb) the Bank, in its sole discretion, shall determine that service of process on Messrs. The Law Debenture Corporation Ltd., is not feasible or may be insufficient under the Laws of England, then the Borrower, within five (5) days after written notice from the Bank, shall appoint a substitute Process Agent for English Proceedings acceptable to the Bank and if the Borrower fails to make such appointment within the said five days period, the Bank may appoint such substitute Process Agent for English Proceedings and the Bank is hereby irrevocably authorised to effect such appointment on Borrower’s behalf. The appointment of the Process Agent for English Proceedings shall be valid and binding on the parties hereto and to the other Security Parties from the date notice of such appointment is given by the Bank to the Borrower in accordance with Clauses 15.1.

(b)	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)	The parties further agree that subject to Clause 16.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrower may have against the Bank arising out of or in connection with this Agreement and the Borrower hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.
(J18-181463/C)

16.3	Proceedings in any other country If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

16.4	In this Clause 16 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Mrs. Anna Zolota	)
for and on behalf of	)
the Borrower	)
GRAND VENETICO INC.,	)	/s/ Anna Zolota
of Marshall Islands, in the presence of:	)	Attorney-in-Fact

Witness	:	/s/ Dimitrios P. Sioufas

Name	:	Dimitrios P. Sioufas
Address	:	13 Defteras Merarchias Street
Piraeus, Greece
Occupation	:	Attorney-at-law

SIGNED by	)
Mr. Aristeidis D. Vourdas	)
for and on behalf of	)
Commerzbank Aktiengesellschaft	)	/s/ Aristeidis D. Vourdas
in the presence of:	)	Attorney-in-Fact

Witness	:	/s/ Dimitrios P. Sioufas
Name	:	Dimitrios P. Sioufas
Address	:	13 Defteras Merarchias Street
Piraeus, Greece
Occupation	:	Attorney-at-law
(J18-181463/C)

SCHEDULE 1
FORM OF DRAWDOWN NOTICE
(referred to in Clause 2.2)

To:	COMMERZBANK AKTIENGESELLSCHAFT Ness 7-9, D-20457, Hamburg, Federal Republic of Germany (the “Bank”)
[●] , 2006
Re: US$18,000,000 Loan Agreement dated 10th November, 2006 made between (A) Grand Venetico Inc., of Marshall Islands (the “Borrower”) and (B) the Bank (the “Loan Agreement”)

We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of ($18,000,000) (Eighteen million Dollars) on [●], 2006 and we select a first Interest Period in respect of the Loan of [●] months/terminating on [●]. The funds should be credited to ([●][●] [name and number of account] [●]) with [●], New York, USA.
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawing of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mrs. Anna Zolotas	)
for and on behalf of	)
the Borrower	)
GRAND VENETICO INC.,	)
of Marshall Islands, in the presence of:	)	Attorney-in-Fact
(J18-181463/C)